Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Nitches, Inc.

We hereby consent to the use in this 10-K of our Report dated November 29, 2023, with respect to the audited balance sheets of Nitches, Inc as of August 31, 2023, and 2022 and the related statements of operations, stockholders’ equity, and cashflows for the years ended August 31, 2023, and 2022

/s/ OLAYINKA OYEBOLA & CO.

OLAYINKA OYEBOLA & CO.

Chartered Accountants

Lagos, Nigeria

December 7, 2023